EXHIBIT 8

                            TERMINATION AGREEMENT

     This Termination Agreement (this "Agreement"), dated as of March 30, 2004, is by and among Freeport-McMoRan Copper & Gold Inc. ("FCX"), Rio Tinto plc (formerly The RTZ Corporation PLC), Rio Tinto America Holdings Inc. (formerly RTZ America, Inc.), and Rio Tinto Indonesia Limited (formerly RTZ Indonesia Limited).

     WHEREAS,   the  parties   hereto  are  the  parties  to  that  certain
Registration Rights Agreement, dated May 12, 1995 (the "Registration Rights Agreement);

     WHEREAS, the parties hereto are also the parties to that certain agreement, dated as of May 2, 1995, pursuant to which 23,931,100 shares of the Class B Common Stock of FCX was issued to an affiliate of Rio Tinto plc (the "1995 Share Acquisition Agreement"); and

     WHEREAS, the parties thereto desire to terminate the Registration Rights Agreement and the 1995 Share Acquisition Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Termination. The Registration Rights Agreement and the 1995 Share Acquisition Agreement are each hereby terminated in their entirety, and each shall be of no further force or effect, effective as of the date of the consummation of that certain Stock Purchase Agreement, dated as of March 22, 2004, by and among FCX, Rio Tinto plc and Rio Tinto International Holdings Limited. Upon the termination of each of the Registration Rights Agreement and the 1995 Share Acquisition Agreement, (i) no party thereto shall have any obligation to any other party with respect thereto, and (ii) each party thereto will be deemed to have relinquished and waived any and all rights that may have accrued thereunder.

     2. Further Assurances. Each party hereto agrees to execute and deliver such other documents, and to perform such other acts, as any other party hereto may reasonably request for the purpose of carrying out the intent of this Agreement.

     3. Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

     4. Assignment and Binding Effect. This Agreement is personal to the parties hereto.

     5. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws, and not the choice of law rules, of the State of New York.

     6. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

                    [Signatures are on following page.]

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     IN WITNESS  WHEREOF,  the parties  have caused  this  Agreement  to be executed as of the date first written above.

                                    FREEPORT-MCMORAN COPPER & GOLD INC.

                                          By: /s/ Kathleen L. Quirk
                                             -------------------------------
                                                Name: Kathleen L. Quirk
                                                Title: Senior Vice President,
                                                        Chief Financial Officer
                                                        and Treasurer


                                    RIO TINTO PLC

                                          By:   /s/ R. Adams
                                             -------------------------------
                                                Name:  R. Adams
                                                Title: Director

                                    RIO TINTO AMERICA HOLDINGS INC.

                                          By:   /s/ Ian C. Ratnage
                                             -------------------------------
                                                Name:  Ian C. Ratnage
                                                Title: Director

                                    RIO TINTO INDONESIA LIMITED

                                          By:   /s/ Ian C. Ratnage
                                             -------------------------------
                                                Name:  Ian C. Ratnage
                                                Title: Director